Exhibit 2.01

Resource Extraction Payment Report

Government level disclosure

USD, in millions[1]
Country	Payee	Department, Agency, etc. within Payee that received payments	Taxes	Royalties	Fees	Production entitlements	Bonuses	Dividends	Payments for infrastructure improvements	Community and social responsibility payments required by law or contract	Total
Australia	Government of Australia	Australian Taxation Office (ATO)	95.9[2]	--	--	--	--	--	--	--	95.9
	Government of Western Australia	Department of Mines and Petroleum	--	45.6	0.4	--	--	--	--	--	46.0
		Water Corporation	--	--	1.8	--	--	--	--	--	1.8
		Department of Biodiversity, Conservation and Attractions	--	--	1.3	--	--	--	--	--	1.3
		Western Power	--	--	0.3	--	--	--	--	--	0.3
	Shire of Murray	Shire of Murray	--	--	--	--	--	--	--	0.2	0.2
	Shire of Waroona	Shire of Waroona	--	--	--	--	--	--	--	0.3	0.3
	Shire of Harvey	Shire of Harvey	--	--	--	--	--	--	--	0.2	0.2
Total Australia			95.9	45.6	3.8	--	--	--	--	0.7	146.0
Brazil	Government of Brazil	Secretaria Especial da Receita Federal do Brasil (RFB)	0.2	--	--	--	--	--	--	--	0.2
		Agência Nacional de Mineração (ANM)	--	5.3	--	--	--	--	--	--	5.3
		Instituto Nacional de Colonização e Reforma Agrária (INCRA)	--	--	--	--	--	--	--	0.1	0.1
		Ministério da Educação	--	--	--	--	--	--	--	0.9	0.9
	State of Pará	Secretaria da Fazenda do Estado do Pará	--	1.2	--	--	--	--	--	--	1.2

		Secretaria de Estado de Meio Ambiente, Clima e Sustentabilidade (SEMAS)	--	0.4	--	--	--	--	--	--	0.4
		Estado do Pará	--	--	--	--	--	--	1.0	--	1.0
		Usinas da Paz (USIPAZ)	--	--	--	--	--	--	--	2.5	2.5
	State of Minas Gerais	Secretaria da Fazenda do Estado do Minas Gerais	--	0.1	--	--	--	--	--	--	0.1
	Municipality of Juruti	Prefeitura Municipal de Juruti	--	4.7	--	--	--	--	0.5	1.6	6.8
		Secretaria de Estado de Meio Ambiente e Sustentabilidade	--	--	--	--	--	--	--	0.1	0.1
Total Brazil			0.2	11.7	--	--	--	--	1.5	5.2	18.6
United States	U.S. Federal Government	U.S. Treasury	0.3	--	--	--	--	--	--	--	0.3
		Office of Surface Mining and Reclamation	--	--	0.2	--	--	--	--	--	0.2
Total U.S.			0.3	--	0.2	--	--	--	--	--	0.5
Total			96.4	57.3	4.0	--	--	--	1.5	5.9	165.1

Footnotes:

1.
Payments made in Australia were made in Australian dollars, and payments made in Brazil were made in the Brazilian real.
2.
Income taxes are paid by Alcoa of Australia Ltd. on a consolidated basis for all Australian operations. The reported amount is net of tax refunds of $2.5 received during the year ended December 31, 2024.

Project level disclosure

USD, in millions[1]
Country	Mineral type and extraction method	Entity	Project and major subnational political jurisdiction of project	Taxes	Royalties	Fees	Production entitlements	Bonuses	Dividends	Payments for infrastructure improvements	Community and social responsibility payments required by law or contract	Total
Australia	Bauxite, Open pit[3]	Alcoa of Australia Ltd.	Darling Range, Western Australia	95.9[4]	45.6	3.8	--	--	--	--	0.7	146.0
Brazil	Bauxite, Open pit[3]	Alcoa World Alumina Brasil Ltda.	Juruti, State of Pará	--	11.5	--	--	--	--	1.5	5.2	18.2
		Alcoa Alumínio S.A.	Poços de Caldas, State of Minas Gerais	0.2	0.2	--	--	--	--	--	--	0.4
United States	Coal, Open pit[5]	Alcoa Fuels, Inc.	Liberty Mine, Indiana	0.3	--	0.2	--	--	--	--	--	0.5
Total				96.4	57.3	4.0	--	--	--	1.5	5.9	165.1

Footnotes:

3.
Bauxite mining is part of Alcoa’s Alumina business segment.
4.
Income taxes are paid by Alcoa of Australia Ltd. on a consolidated basis for all Australian operations. The reported amount is net of tax refunds of $2.5 received during the year ended December 31, 2024.
5.
The Liberty coal mine is part of Alcoa’s Aluminum business segment.